Exhibit 10.30

Second Amendment to
Management Services Agreement with Valeska Energy Corp.

1.
Texhoma Energy, Inc (“Texhoma” or the “Company”) and Valeska Energy Corp. (“VE”) previously entered into a three (3) month Management Services Agreement on May 14, 2007, effective as of May 1, 2007, and an amendment thereto on June 1, 2007 (the “Services Agreement”).

2.
The Company has requested VE to extend the terms of the Services Agreement on the terms and conditions set forth herein and VE has indicated an interest to do so. Both parties are desirous to enter into this Second Amendment to Management Services Agreement (this “Agreement”) to document their mutual agreement, understanding of the tasks to be accomplished, and the compensation to be received by VE.

Amendments to Services Agreement:

3.    The Services Agreement shall be extended until September 30, 2008 (the “Term”), and Valeska shall be paid the following compensation from the Company in consideration for such extension, agreeing to perform the services required by the initial Services Agreement, in consideration for providing Daniel Vesco, a Director of Valeska, to serve as a Director, Chief Executive Officer and Chief Financial Officer of the Company, and for brining on a team of personnel, which may include,  Mr. Vesco, William M. Simmons, and Nafi Onat and/or perhaps others, to run the day to day operations of Texhoma, and to exercise reasonably commercial efforts to bring Texhoma current in its accounting, public company filings with the SEC (the “Services”) and restructure the Company accordingly.

a)	Valeska shall be issued 1,000 shares of Series A Preferred stock of the Company, which shall have supermajority voting rights and shall be assignable;

b)
Valeska shall be paid a monthly fee of $20,000 per month during the first two months of the Term of this Agreement, August and September 2007, and $20,000 per month for the remaining Term of this Agreement, payable in advance, plus reasonable and actual costs incurred by Valeska in connection with such Services Agreement as well as those relating to the Joint Venture agreement , which amount shall be accrued if adequate funds are not readily available to pay the monthly fee when due;

c)
The Company shall reimburse or pay Valeska as well as other designees which are brought on by Valeska to provide services to Texhoma for any and all reasonable and actual expenses in connection with lodging expenses, car rental expenses and/or telephone expenses paid or incurred by Mr. Vesco in connection with his Services to the Company;

d)	Valeska shall be issued 10,000,000 restricted shares of the Company’s common stock; and

e)
Valeska shall receive options to purchase 60,000,000 shares of the Company’s common stock, which options shall be exercisable on a cashless basis, assignable, and which options shall be valid for a period of three years from the date of grant at an exercise price of 110% of the Company’s then trading price of its common stock, which shall be granted as soon as possible after the parties entry into this agreement.

Indemnifications

4.
Subject to the terms and conditions of this Agreement, the Company, agrees to indemnify, defend and hold harmless Valeska, its respective affiliates, its respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Indemnified Person, arising out of or resulting from, directly or indirectly to this Agreement or the transactions contemplated herein; provided, however, that the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Valeska of its obligations under this Agreement or from an Indemnified Person’s gross negligence, fraud or willful misconduct.

5.	Entering into this Agreement will bind the Parties to strict confidentiality obligations in relation to the project and Company information.

Miscellaneous

6.
No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

7.
This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

8.
The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

9.
Should any clause, sentence, paragraph, subsection, or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

10.
This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

Effective August 1, 2007, and accepted and agreed this 13th day of August, 2007 by:

TEXHOMA ENERGY, INC.	Valeska Energy Corp.

/S/ Nafi Onat	/S/ William M. Simmons
Nafi Onat	William M. Simmons
Vice President	CEO/President